Filed pursuant to Rule 424(b)(5)
Registration No. 333-233984
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS EFFECTIVE AS OF SEPTEMBER 21, 2020)
MIND TECHNOLOGY, INC.

5,000,000 Shares of
Common Stock

500,000 Shares of
9.00% Series A Cumulative Preferred Stock
Liquidation Preference Equivalent to $25.00 Per Share

This prospectus supplement and the accompanying base prospectus relate to the offer and sale of up to 5,000,000 shares of our common stock, par value $0.01 per share (“common stock”), and 500,000 shares of our 9.00% Series A Cumulative Preferred Stock, par value $1.00 per share (“Series A Preferred Stock”), from time to time through Ladenburg Thalmann & Co. Inc., as our agent (the “agent”). On September 25, 2020, we entered into an equity distribution agreement (the “equity distribution agreement”) with the agent, which has been filed as an exhibit to the Current Report on Form 8-K of MIND Technology, Inc., filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) on September 25, 2020. Such exhibit is incorporated herein by reference. The sales of our common stock and Series A Preferred Stock, if any, will be made in accordance with the terms of the equity distribution agreement. Our amended and restated certificate of incorporation (our “certificate of incorporation”) authorizes us to issue up to 40,000,000 shares of common stock and 2,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors, 1,494,046 of which have been designated as shares of Series A Preferred Stock. As of September 25, 2020, 12,182,233 shares of our common stock and 994,046 shares of Series A Preferred Stock were outstanding.
Sales of our common stock and Series A Preferred Stock, if any, under this prospectus supplement and the accompanying base prospectus may be made by the agent by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including, without limitation, sales made directly on the NASDAQ Global Select Market (the “NASDAQ”), on any other existing trading market for our common stock and Series A Preferred Stock, sales made to or through a market maker other than on an exchange or, if specified in a written notice from MIND Technology, Inc., by any other method permitted by law, including, but not limited to, in negotiated transactions. The agent will make all sales using commercially reasonable efforts consistent with their normal sales and trading practices on mutually agreed upon terms between the agent and us. Under the terms of the equity distribution agreement, the agent will be entitled to compensation of up to 2.0% of the gross proceeds from the sales of shares of our common stock and Series A Preferred Stock, as further described herein under the caption “Plan of Distribution.” There is no arrangement for funds to be received in any escrow, trust or similar arrangement.
On September 25, 2020, the last reported sales price of our common stock on the NASDAQ was $2.06 per share. On September 25, 2020, the last reported sales price of our Series A Preferred Stock on the NASDAQ was $17.90 per share. The aggregate market value of our outstanding common stock held by non-affiliates, or public float, was approximately $23.6
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million, based on 12,182,233 shares of outstanding common stock as of September 25, 2020, of which 11,443,894 were held by non-affiliates, and a per share price of $2.06 based on the closing sale price of our common stock on September 25, 2020.
Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities under the registration statement of which this prospectus supplement forms a part with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75,000,000. During the 12 calendar months prior to and including the date of this prospectus supplement, we have offered and sold $1.6 million of our securities pursuant to General Instruction I.B.6 of Form S-3.

Investing in our common stock and Series A Preferred Stock involves a high degree of risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 5 of the accompanying base prospectus and the other risk factors incorporated by reference into this prospectus supplement and the accompanying base prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann
The date of this prospectus supplement is September 25, 2020.
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ABOUT THIS PROSPECTUS SUPPLEMENT
We are providing information to you about this offering of our common stock and Series A Preferred Stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific terms of this offering and (2) the accompanying base prospectus, which provides general information, some of which may not apply to this offering. This prospectus supplement may also add to, update or change information contained in the accompanying base prospectus. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement. Generally, when we refer to this “prospectus,” we are referring to both documents combined.
You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by us or on our behalf relating to this offering of our common stock and Series A Preferred Stock. Neither we nor the agent have authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the date on the front of those documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.
We are not making an offer to sell our common stock or Series A Preferred Stock in any jurisdiction where the offer is not permitted.
The information in this prospectus supplement is not complete. You should carefully read this prospectus supplement and the accompanying base prospectus, including the information incorporated by reference herein and therein, before you invest, as these documents contain information you should consider when making your investment decision.
None of MIND Technology, Inc., the agent or any of their representatives are making any representation to you regarding the legality of an investment in our common stock or Series A Preferred Stock by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our common stock and Series A Preferred Stock.
Mitcham Industries, Inc., a Texas corporation (“Predecessor Registrant”), merged with and into its wholly owned subsidiary, MIND Technology, Inc., a Delaware corporation (the “Company”), on August 3, 2020, pursuant to an Agreement and Plan of Merger, dated as of August 3, 2020, with the Company continuing as the surviving corporation (the “Reincorporation Merger”). On August 3, 2020, the effective time of the Reincorporation Merger (the “Effective Time”), the Company was renamed “MIND Technology, Inc.” and succeeded to the assets, continued the business and assumed the rights and obligations of the Predecessor Registrant existing immediately prior to the Effective Time. For additional information regarding the Reincorporation Merger, see our Current Report on Form 8-K filed with the SEC on August 7, 2020. Unless context otherwise requires, references to “we,” “us,” “our,” “Mitcham,” “MII” or the “Company” refer to Mitcham Industries, Inc., a Texas corporation, and its consolidated subsidiaries with respect to the period prior to the Effective Time, and references to “we,” “us,” “our,” “MIND,” “MII” or the “Company” refer to MIND Technology, Inc., a Delaware corporation, and its consolidated subsidiaries with respect to the period on or after the Effective Time. These subsidiaries include: Klein Marine Systems, Inc., Mitcham Canada ULC, Mitcham Europe Ltd., Mitcham Marine Leasing Pte. Ltd., Seamap (UK) Ltd., Seamap Pte. Ltd., Seamap USA, LLC, Seamap (Malaysia) Sdn Bhd, Seamap International Holdings Pte. Ltd., Mitcham Holdings Ltd, and Mitcham Canada Holdings Limited.

WHERE YOU CAN FIND MORE INFORMATION
We are incorporating by reference in this prospectus supplement information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed, until all offerings under this prospectus supplement are completed:
(1)     Our Annual Report on Form 10-K for the fiscal year ended January 31, 2020, including information specifically incorporated by reference therein from our Proxy Statement for our 2020 Annual Meeting of Shareholders;
(2)     Our Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2020 and July 31, 2020;
(3)     Our Current Reports on Form 8-K filed with the SEC on March 23, 2020, April  24, 2020, May 15, 2020, June 4, 2020, June 25, 2020, July 29, 2020, August 7, 2020 and September 25, 2020 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01); and
(4)     The description of our capital stock set forth in Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on August 7, 2020, including any amendments or reports we file for purposes of updating such description.
These reports contain important information about us, our financial condition and our results of operations.
All future documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) after the date of this prospectus supplement and until all offerings under this prospectus supplement are terminated shall be deemed to be incorporated in this prospectus supplement by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Our website address is http://www.mind-technology.com. We make available on our website, free of charge, the periodic reports that we file with or furnish to the SEC, as well as all amendments to these reports, as soon as reasonably practicable after such reports are filed with or furnished to the SEC. The information contained on, or connected to, our website is not incorporated by reference into this prospectus supplement and should not be considered part of this or any other report that we file with or furnish to the SEC. You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:
MIND Technology, Inc.
2002 Timberloch Place
Suite 400
The Woodlands, Texas 77380
(281) 353-4475
Attention: Chief Financial Officer
http://www.mind-technology.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The information included in this prospectus supplement may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus supplement other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “expect,” “may,” “will,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•risks associated with our manufacturing operations including availability and reliability of materials and components as well the reliability of the products that we manufacture and sale;
•loss of significant customers;
•increased competition;
•loss of key suppliers;
•intellectual property claims by third parties;
•the effect of uncertainty in financial markets on our customers’ and our ability to obtain financing;
•local and global impacts of the COVID-19 virus, including effects of responses of governmental authorities and companies to reduce the spread of COVID-19, such as shutdowns, travel restrictions and work-from-home mandates;
•uncertainties regarding our foreign operations, including political, economic, currency environmental regulation and export compliance risks;
•seasonal fluctuations that can adversely affect our business;
•fluctuations due to circumstances beyond our control or that of our customers;
•defaults by customers on amounts due us;
•possible further impairment of our long-lived assets due to technological obsolescence or changes in anticipated cash flow generated from those assets;
•inability to obtain funding or to obtain funding under acceptable terms; and
•demand for seismic data is not assured and depends on the level of spending by oil and gas companies for exploration, production and development activities.
For additional information regarding known material factors that could cause our actual results to differ materially from our projected results, please see “Risk Factors.”
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement after the date that it is made, whether as the result of new information, future events or otherwise, except as required by law.

SUMMARY
This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference for a more complete understanding of this offering of our common stock and Series A Preferred Stock. Please read “Risk Factors” on page S-11 of this prospectus supplement, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2020 and our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2020 and July 31, 2020 for information regarding risks you should consider before investing in our common stock or Series A Preferred Stock.

Our Company
Overview
We were formed in 1987 as Mitcham Industries, Inc., a Texas corporation, and in 2020 changed our state of incorporation to Delaware and name to “MIND Technology, Inc.” We provide technology to the oceanographic, hydrographic, defense, seismic and maritime security industries. Headquartered in The Woodlands, Texas, we have a global presence with operating locations in the United States, Canada, Singapore, Hungary, Colombia and the United Kingdom. As of the date of this prospectus supplement, we operate in two business segments, Marine Technology Products and Equipment Leasing. However, in recognition of our focus on our marine technology products business, as well as recent changes in the global energy markets, within the next 12 months of July 31, 2020, we intend to exit the seismic land leasing business completely by selling or otherwise disposing of those operations or the related assets.

Our Principal Executive Offices
Our principal executive offices are located at 2002 Timberloch Place, Suite 400, The Woodlands, Texas 77380, and our phone number is (281) 353-4475. Our website is located at http://www.mind-technology.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the Commission. The information on our website is not part of this prospectus supplement, and you should rely only on information contained or incorporated by reference in this prospectus supplement when making a decision as to whether or not to invest in our common stock or Series A Preferred Stock.
Additional Information
For additional information about us, including our corporate structure and management, please refer to the documents set forth under “Where You Can Find More Information” in this prospectus supplement, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2020 and our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2020 and July 31, 2020, which are incorporated by reference herein.

The Offering
Issuer	MIND Technology, Inc.
Securities Offered	5,000,000 shares of common stock, par value $0.01 per share. As of September 25, 2020, the Company had 12,182,233 shares of common stock issued and outstanding.
500,000 shares of 9.00% Series A Cumulative Preferred Stock, par value $1.00 per share, liquidation preference $25.00 per share. As of September 25, 2020, the Company had 994,046 shares of Series A Preferred Stock issued and outstanding.
Manner of Offering	“At-the-market” offering that may be made from time to time through our agent pursuant to the terms of the equity distribution agreement. Our agent is not required to sell any specific number or dollar amount of common stock or Series A Preferred Stock offered by this prospectus supplement, but, subject to the terms and conditions of the equity distribution agreement, will use its commercially reasonable efforts, consistent with its normal trading and sales practices, to sell such shares. Please see the section entitled “Plan of Distribution.”
Dividends	We have not paid any cash dividends on our common stock since our inception, and our board of directors does not contemplate the payment of cash dividends on our common stock in the foreseeable future. It is the present policy of our board of directors to retain earnings, if any, for use in developing and expanding our business. In the future, our payment of dividends on our common stock will also depend on the amount of funds available, our financial condition, capital requirements and such other factors as our board of directors may consider.
Holders of the Series A Preferred Stock will be entitled to receive cumulative cash dividends at a rate of 9.00% per annum of the $25.00 per share liquidation preference (equivalent to $2.25 per annum per share).
Dividends will be payable quarterly on or about the last day of January, April, July and October of each year (each, a “dividend payment date”), provided that if any dividend payment date is not a business day, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day without adjustment in the amount of the dividend. Dividends will be payable to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the corresponding record date, which shall be the 15th day of January, April, July and October of each year, whether or not a business day, in which the applicable dividend payment date falls (each, a “dividend record date”). As a result, holders of shares of Series A Preferred Stock will not be entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date. Please see the section entitled “Description of the Series A Preferred Stock—Dividends.”

Use of Proceeds	We intend to use the net proceeds from this offering, after deducting the agent’s commissions and our offering expenses, for general corporate purposes, which may include, among other things, repayment of indebtedness, future acquisitions, the financing of capital expenditures and additions to our working capital. Please see the section entitled “Use of Proceeds.”
Exchange Listing	Our common stock is listed on the NASDAQ under the symbol “MIND” and our Series A Preferred Stock is listed on the NASDAQ under the symbol “MINDP”
Transfer Agent	The registrar, transfer agent and dividend and redemption price disbursing agent in respect of our common stock and Series A Preferred Stock is American Stock Transfer & Trust Company, LLC.
Material U.S. Federal Income Tax
Considerations	For a discussion of the U.S. federal income tax consequences of purchasing, owning and disposing of our common stock and Series A Preferred Stock, please see the section titled “Material U.S. Federal Income Tax Considerations.” You are urged to consult your tax advisor with respect to the U.S. federal income tax consequences of owning our common stock and Series A Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.
Book Entry and Form	The common stock and Series A Preferred Stock will be represented by one or more global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company (“DTC”).
Risk Factors	Investing in our common stock and Series A Preferred Stock involves risks. You should carefully read and consider the information beginning on page S-11 of this prospectus supplement and on page 5 of the accompanying base prospectus set forth under the heading “Risk Factors” and all other information set forth in this prospectus supplement, including the information incorporated herein by reference, before deciding to invest in our common stock or Series A Preferred Stock.
Series A Preferred Stock
No Maturity, Sinking Fund or Mandatory
Redemption	The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they are converted into our common stock in connection with a Change of Control as described below. We are not required to set aside funds to redeem the Series A Preferred Stock.
Optional Redemption	The Series A Preferred Stock is not redeemable by us prior to June 8, 2021 except upon the occurrence of a Change of Control pursuant to the special optional redemption described below. On and after June 8, 2021, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date. Please see the section entitled “Description of the Series A Preferred Stock—Redemption—Optional Redemption.”
Special Optional Redemption	Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date.
A “Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (“NYSE”), NYSE American (“NYSE American”) or the NASDAQ Stock Market LLC (“NASDAQ Stock Market”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE American or the NASDAQ Stock Market.

Conversion Rights	Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date (as defined below), we have provided notice of our election to redeem the Series A Preferred Stock) to convert some or all of the Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series A Preferred Stock to be converted equal to the lesser of:

•the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•25 shares of common stock per preferred share (i.e., the “Share Cap”), subject to certain adjustments;
subject, in each case, to provisions for the receipt of Alternative Conversion Consideration as described herein.
A “Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock), subdivisions or combinations with respect to our common stock.
Upon such a conversion, the holders will be limited to a maximum number of shares of our common stock equal to the Share Cap multiplied by the number of shares of Series A Preferred Stock converted. If the Common Stock Price is less than $1.00 (which is approximately 49% of the per-share closing sale price of our common stock reported on the NASDAQ on September 25, 2020), subject to adjustment, the holders will receive a maximum of 25.00 shares of our common stock per share of Series A Preferred Stock, which may result in the holders receiving shares of common stock with a value that is less than the liquidation preference of the Series A Preferred Stock.
If, prior to the Change of Control Conversion Date, we have provided a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control or our optional redemption right, holders of Series A Preferred Stock will not have any right to convert the Series A Preferred Stock in connection with the Change of Control Conversion Right, and any shares of Series A Preferred Stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.
The “Change of Control Conversion Date” is the date the Series A Preferred Stock is to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the required notice of the occurrence of a Change of Control to the holders of Series A Preferred Stock.
The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the

Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.
Liquidation Preference	If we liquidate, dissolve or wind up, holders of the Series A Preferred Stock will have the right to receive $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any payment is made to the holders of our common stock. Please see the section titled “Description of the Series A Preferred Stock—Liquidation Preference.”
Ranking	The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (1) senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3); (2) on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; (3) junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and (4) effectively junior to all of our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries and any future subsidiaries. Please see the section titled “Description of the Series A Preferred Stock—Ranking.”
Limited Voting Rights	Holders of Series A Preferred Stock will generally have no voting rights. However, if we do not pay dividends on the Series A Preferred Stock for six or more quarterly dividend periods (whether or not consecutive), the holders of the Series A Preferred Stock (voting separately as a class with the holders of all other classes or series of our preferred stock that we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election referred to below) will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay, or declare and set aside funds for the payment of, all dividends that we owe on the Series A Preferred Stock, subject to certain limitations described in the section entitled “Description of the Series A Preferred Stock—Voting Rights.” In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock is required at any time for us to authorize or issue any class or series of our capital stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of our certificate of incorporation so as to materially and adversely affect any rights of the Series A Preferred Stock or to take certain other actions. If any such amendments to our certificate of incorporation would be material and adverse to holders of the Series A Preferred Stock and any other series of parity preferred stock upon which similar voting rights have been conferred and are exercisable, a vote of at least two-thirds of the outstanding shares of Series A Preferred Stock and the shares of the other applicable series materially and adversely affected, voting together as a class, would be required. Please see the section titled “Description of the Series A Preferred Stock—Voting Rights.”

RISK FACTORS
Investing in our common stock and Series A Preferred Stock involves risks. You should carefully consider the information in this prospectus supplement and the accompanying base prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements,” the following risks and the risks in our most recent Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K, which are incorporated by reference herein, before making an investment decision. The trading price of our common stock or Series A Preferred Stock could decline due to any of these risks, and you may lose all or part of your investment.
The price of our common stock and Series A Preferred Stock may be adversely affected by the future issuance and sale of additional common stock and Series A Preferred Stock, including pursuant to the equity distribution agreement, or by our announcement that such issuances and sales may occur.
We cannot predict the size of future issuances or sales of our common stock and Series A Preferred Stock, including those made pursuant to the equity distribution agreement with the agent, future acquisitions or capital raising activities, or the effect, if any, that such issuances or sales may have on the market price of our common stock and Series A Preferred Stock. In addition, Ladenburg Thalmann & Co. Inc., as agent under the equity distribution agreement, will not engage in any transactions that stabilize the price of our common stock or Series A Preferred Stock. The issuance and sale of substantial amounts of common stock or Series A Preferred Stock, including the issuances and sales pursuant to the equity distribution agreement, or an announcement that such issuances and sales may occur, could adversely affect the market price of our common stock and Series A Preferred Stock.
Your percentage ownership in us may be diluted by future issuances of common stock, which could reduce your influence over matters on which stockholders vote.
Our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock including common stock issuable upon the exercise of options or under equity-based incentive plans. Additional issuances of common stock would reduce your percentage influence over matters on which our stockholders vote.
You will incur immediate dilution in the net tangible book value of your common stock and Series A Preferred Stock.
If you purchase common stock or Series A Preferred Stock in this offering, the value of your common stock or Series A Preferred Stock based on our actual book value will immediately be less than the price you paid. This reduction in the value of your equity is known as dilution.
Risks Related to this Offering and Ownership of Shares of Our Series A Preferred Stock

The Series A Preferred Stock ranks junior to all of our indebtedness and other liabilities.

In the event of our bankruptcy, liquidation, dissolution or winding-up of our affairs, our assets will be available to pay obligations on the Series A Preferred Stock only after all of our indebtedness and other liabilities have been paid. We currently have no bank-funded debt, but, in order to raise additional capital, in the future, we may issue debt securities or equity securities with a liquidation preference senior to that of the Series A Preferred Stock. The rights of holders of the Series A Preferred Stock to participate in the distribution of our assets will rank junior to the prior claims of our current and future creditors and any future series or class of preferred stock we may issue that ranks senior to the Series A Preferred Stock. Also, the Series A Preferred Stock effectively ranks junior to all existing and future indebtedness and to the indebtedness and other liabilities of our existing subsidiaries and any future subsidiaries. Our existing subsidiaries are, and future subsidiaries would be, separate legal entities and have no legal obligation to pay any amounts to us in respect of dividends due on the Series A Preferred Stock. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets to pay amounts due on any or all of the Series A Preferred Stock then outstanding. We have incurred and may in the future incur substantial amounts of debt and other obligations that will rank senior to the Series A Preferred Stock. At July 31, 2020, our total liabilities equaled approximately $9.8 million.

Certain of our existing or future debt instruments may restrict the authorization, payment or setting apart of dividends on the Series A Preferred Stock. Also, future offerings of debt or senior equity securities may adversely affect the market price of the Series A Preferred Stock. If we decide to issue debt or senior equity securities in the future, it is possible that these securities will be governed by an indenture or other instruments containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Series A Preferred Stock and may result in dilution to owners of the Series A Preferred Stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. The holders of the Series A Preferred Stock will bear the risk of our future offerings, which may reduce the market price of the Series A Preferred Stock and will dilute the value of their holdings in us.

The Series A Preferred Stock is thinly traded and has no stated maturity date.

The shares of Series A Preferred Stock were listed for trading on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “MINDP” on June 14, 2016 and are thinly traded on the NASDAQ. Since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. Because the Series A Preferred Stock is thinly traded, the purchase or sale of relatively small Series A Preferred Stock positions may result in disproportionately large increases or decreases in the price of the Series A Preferred Stock. An active trading market for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected and your ability to transfer your shares of Series A Preferred Stock will be limited.

We may issue additional shares of Series A Preferred Stock and additional series of preferred stock that rank on parity with the Series A Preferred Stock as to dividend rights, rights upon liquidation or voting rights.

We are allowed to issue additional shares of Series A Preferred Stock and additional series of preferred stock that would rank equally to or above the Series A Preferred Stock as to dividend payments and rights upon our liquidation, dissolution or winding up of our affairs pursuant to our certificate of incorporation and the certificate of designations relating to the Series A Preferred Stock without any vote of the holders of the Series A Preferred Stock. The issuance of additional shares of Series A Preferred Stock and additional series of preferred stock could have the effect of reducing the amounts available to the Series A Preferred Stock issued in this offering upon our liquidation or dissolution or the winding up of our affairs. It also may reduce dividend payments on the Series A Preferred Stock issued in this offering if we do not have sufficient funds to pay dividends on all Series A Preferred Stock outstanding and other classes or series of stock with equal priority with respect to dividends.

Also, although holders of Series A Preferred Stock are entitled to limited voting rights, as described in “Description of the Series A Preferred Stock-Voting Rights,” with respect to the circumstances under which the holders of Series A Preferred Stock are entitled to vote, the Series A Preferred Stock will vote separately as a class along with all other series of our preferred stock that we may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of Series A Preferred Stock may be significantly diluted, and the holders of such other series of preferred stock that we may issue may be able to control or significantly influence the outcome of any vote.

Future issuances and sales of senior or pari passu preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series A Preferred Stock and our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

We may not be able to pay dividends on the Series A Preferred Stock.

Our ability to pay cash dividends on the Series A Preferred Stock following issuance will depend on the amount of funds legally available therefor. Further, even if funds are legally available for the payment of dividends, we may not have sufficient cash to pay dividends on the Series A Preferred Stock. Our ability to pay dividends may be impaired if any of the risks described in this prospectus supplement, the accompanying base prospectus or documents incorporated by reference in this prospectus supplement were to occur. Also, payment of our dividends depends upon our financial condition and other factors as our board of directors may deem relevant from time to time. We cannot assure you that our businesses will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to make distributions on our common stock, if any, and preferred stock, including the Series A Preferred Stock, to pay our indebtedness or to fund our other liquidity needs.

We could become unable, on a temporary or permanent basis, to pay dividends on the shares of Series A Preferred Stock. Future debt, contractual covenants or arrangements that we or our subsidiaries may enter into may also restrict or prevent future dividend payments.

The payment of any future dividends will be determined by our board of directors in light of conditions then existing, including earnings, financial condition, capital requirements, restrictions in financing agreements, business conditions and other factors affecting us as a whole. Accordingly, there is no guarantee that we will be able to pay any dividends on the Series A Preferred Stock.

U.S. holders of the Series A Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

Distributions paid to corporate U.S. holders of the Series A Preferred Stock may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of the Series A Preferred Stock may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” only if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We do not believe we have accumulated earnings and profits. Additionally, we do not expect to have any current earnings and profits in fiscal 2021 and we may not have sufficient current earnings and profits during future tax years for distributions on our Series A Preferred Stock or common stock to qualify as dividends for U.S. federal income tax purposes. To the extent any distributions on the Series A Preferred Stock fail to qualify as dividends, corporate U.S. holders would be unable to use the dividends-received deduction and non-corporate U.S. holders may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on the Series A Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, it is possible that the market value of the Series A Preferred Stock might decline.

Our Series A Preferred Stock has not been rated.

We have not sought to obtain a rating for the Series A Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of the Series A Preferred Stock. Also, we may elect in the future to obtain a rating for the Series A Preferred Stock, which could adversely affect the market price of the Series A Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on a watch list or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision, placing on a watch list or withdrawal of a rating could have an adverse effect on the market price of the Series A Preferred Stock.

We may redeem the Series A Preferred Stock.

On or after June 8, 2021, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time. Also, upon the occurrence of a Change of Control (as defined in the certificate of designations relating to the Series A Preferred Stock), we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred. We may have an incentive to redeem the Series A Preferred Stock voluntarily if market conditions allow us to issue other preferred stock or debt securities at a rate that is lower than the dividend on the Series A Preferred Stock. If we redeem the Series A Preferred Stock, then from and after the redemption date, your dividends will cease to accrue on your shares of Series A Preferred Stock, your shares of Series A Preferred Stock will no longer be deemed outstanding and all your rights as a holder of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

The market price of the Series A Preferred Stock could be substantially affected by various factors.

The market price of the Series A Preferred Stock depends on many factors, which may change from time to time, including:

•prevailing interest rates, increases in which may have an adverse effect on the market price of the Series A Preferred Stock;
•trading prices of similar securities;
•our history of timely dividend payments;
•the annual yield from dividends on the Series A Preferred Stock compared to yields on other financial instruments;
•general economic and financial market conditions;
•government action or regulation;
•the financial condition, performance and prospects of us and our competitors;
•changes in financial estimates or recommendations by securities analysts with respect to us or our competitors in our industry;
•our issuance of additional preferred equity or debt securities; and
•actual or anticipated variations in quarterly operating results of us and our competitors.

As a result of these and other factors, investors who purchase the Series A Preferred Stock in this offering may experience a decrease, which could be substantial and rapid, in the market price of the Series A Preferred Stock, including decreases unrelated to our operating performance or prospects.

As a holder of Series A Preferred Stock, you will have extremely limited voting rights.

Other than the limited circumstances described in this prospectus supplement and except to the extent required by law, holders of Series A Preferred Stock do not have any voting rights. Our shares of common stock are the only class of our securities that carry full voting rights. Voting rights for holders of Series A Preferred Stock exist primarily with respect to the ability to elect, voting together with the holders of any other series of our preferred stock having similar voting rights, two additional directors to our board of directors, subject to limitations described in the section entitled “Description of the Series A Preferred StockVoting Rights,” in the event that six or more quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock are in arrears, and with respect to voting on amendments to our certificate of incorporation or certificate of designations relating to the Series A Preferred Stock that materially and adversely affect the rights of the holders of Series A Preferred Stock or authorize, increase or create additional classes or series of our capital stock that are senior to the Series A Preferred Stock. Please see the section entitled “Description of the Series A Preferred StockVoting Rights.”

If our common stock is delisted, your ability to transfer or sell your shares of the Series A Preferred Stock may be limited and the market value of the Series A Preferred Stock will likely be materially adversely affected.

The Series A Preferred Stock does not contain provisions that are intended to protect you if our common stock is delisted from the NASDAQ. Because the Series A Preferred Stock has no stated maturity date, you may be forced to hold your shares of the Series A Preferred Stock and receive stated dividends on the Series A Preferred Stock when, as and if authorized by our board of directors and paid by us with no assurance as to ever receiving the liquidation value thereof. Also, if our common stock is delisted from the NASDAQ, it is likely that the Series A Preferred Stock will be delisted from the NASDAQ as well. Accordingly, if our common stock is delisted from the NASDAQ, your ability to transfer or sell your shares of the Series A Preferred Stock may be limited and the market value of the Series A Preferred Stock will likely be materially and adversely affected.

We will have broad discretion in using the proceeds of this offering, and we may not effectively spend the proceeds.
We plan to use all of the net proceeds from this offering for general corporate purposes, which may include, among other things, repayment of indebtedness, acquisitions, capital expenditures and additions to working capital. We will have significant flexibility and broad discretion in applying the net proceeds of this offering, and we may not apply these proceeds effectively. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds, and you will not have the opportunity to influence our decisions on how to use the net proceeds from this offering.

You may not be able to exercise conversion rights upon a Change of Control. If exercisable, the change of control conversion rights described in this prospectus supplement may not adequately compensate you. These change of control conversion rights may also make it more difficult for a party to acquire us or discourage a party from acquiring us.

Upon the occurrence of a Change of Control, each holder of the Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock held by such holder as described under “Description of the Series A Preferred StockRedemptionOptional Redemption” or “Special Optional Redemption,” in which case such holder will have the right only with respect to shares of Series A Preferred Stock that are not called for redemption) to convert some or all of such holder’s Series A Preferred Stock into our shares of common stock (or under specified circumstances, certain alternative consideration).

Notwithstanding that we generally may not redeem the Series A Preferred Stock prior to June 8, 2021, we have a special optional redemption right to redeem the Series A Preferred Stock in the event of a Change of Control, and holders of the Series A Preferred Stock will not have the right to convert any shares that we have elected to redeem prior to the Change of Control Conversion Date. Please see the sections entitled “Description of the Series A Preferred StockRedemptionSpecial Optional Redemption” and “Description of the Series A Preferred StockConversion Rights.”

If we do not elect to redeem the Series A Preferred Stock prior to the Change of Control Conversion Date, then upon an exercise of the conversion rights provided for in this prospectus supplement, the maximum number of shares of our common stock (or, if applicable, the Alternative Conversion Consideration (as defined herein)) the holders of Series A Preferred Stock can receive will be limited to the Share Cap multiplied by the number of shares of Series A Preferred Stock converted. If the Common Stock Price is less than $1.00 (which is approximately 49% of the per-share closing sale price of our common stock reported on the NASDAQ on September 25, 2020), subject to adjustment in certain circumstances, the holders of the Series A Preferred Stock will receive a maximum of 25.00 shares of our common stock per share of Series A Preferred Stock, which may result in a holder receiving shares of common stock (or Alternative Conversion Consideration, as applicable) with a value that is less than the liquidation preference of the Series A Preferred Stock plus any accrued and unpaid dividends.

The Change of Control conversion feature of the Series A Preferred Stock may also have the effect of discouraging a third party from making an acquisition proposal for us or of delaying, deferring or preventing certain of our change of control transactions under circumstances that otherwise could provide the holders of our common stock and Series A Preferred Stock with the opportunity to realize a premium over the then-current market price of such stock or that stockholders may otherwise believe is in their best interests.

Investors should not expect us to redeem the Series A Preferred Stock on the date the Series A Preferred Stock becomes redeemable by the Company or on any particular date afterwards.

The Series A Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of investors under any circumstances. By its terms, the Series A Preferred Stock may be redeemed by us at our option either in whole or in part at any time on or after June 8, 2021 or, under certain circumstances, may be redeemed by us at our option, in whole, sooner than that date. Any decision we may make at any time regarding whether to redeem the Series A Preferred Stock will depend upon a wide variety of factors, including our evaluation of our capital position, our capital requirements and general market conditions at that time. You should not assume that we will redeem the Series A Preferred Stock at any particular time, or at all.

Provisions in our certificate of incorporation and Delaware law could discourage a takeover attempt, which may reduce or eliminate the likelihood of a change of control transaction and, therefore, the ability of our stockholders to sell their shares for a premium.

Provisions of our certificate of incorporation and the Delaware General Corporation Law (the “DGCL”) may tend to delay, defer or prevent a potential unsolicited offer or takeover attempt that is not approved by our board of directors but that our stockholders might consider to be in their best interest, including an attempt that might result in stockholders receiving a premium over the market price for their shares. Because our board of directors is authorized to issue preferred stock with preferences and rights as it determines, it may afford the holders of any series of preferred stock preferences, rights or voting powers superior to those of the holders of common stock.

In addition, we are governed by Section 203 of the DGCL which, subject to some specified exceptions, prohibits “business combinations” between a Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock, for a three-year period following the date that the stockholder became an interested stockholder. Section 203 could have the effect of delaying, deferring, or preventing a change in control that our stockholders might consider to be in their best interests.

USE OF PROCEEDS
We intend to use the net proceeds from this offering, after deducting the agent’s commissions and our offering expenses, for general corporate purposes, which may include, among other things, repayment of indebtedness, future acquisitions, the financing of capital expenditures and additions to our working capital.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, DIRECTOR INDEPENDENCE
Peter H. Blum is the Non-Executive Chairman of our board of directors and is also the Co-Chief Executive Officer and Co-President of the agent. As described in more detail in “Plan of Distribution,” the agent will receive underwriting discounts and commissions in connection with this offering. Mr. Blum will receive no portion of these commissions and discounts

DESCRIPTION OF THE COMMON STOCK
This description of certain terms of the common stock supplements, and, to the extent inconsistent therewith, replaces, the description of the terms and provisions of our common stock set forth in the accompanying base prospectus, to which description reference is hereby made. The description of certain terms of the common stock in this prospectus supplement does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to, the relevant provisions of our certificate of incorporation, our Amended and Restated Bylaws (our “bylaws)” and the DGCL. Copies of our certificate of incorporation and our bylaws are available from us upon request.
General
We are authorized under our certificate of incorporation to issue up to 40,000,000 shares of common stock, par value $0.01 per share (“common stock”). As of September 25, 2020, we had 12,182,233 shares of the common stock issued and outstanding.
The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the common stock is American Stock Transfer & Trust Company, LLC. The principal business address for American Stock Transfer & Trust Company, LLC is 6201 15th Avenue, Brooklyn, New York 11219.
Listing
Our common stock is currently traded on the NASDAQ under the trading symbol “MIND.”
Dividends
We have not paid any cash dividends on our common stock since our inception, and our board of directors does not contemplate the payment of cash dividends on our common stock in the foreseeable future. It is the present policy of our board of directors to retain earnings, if any, for use in developing and expanding our business. In the future, our payment of dividends on our common stock will also depend on the amount of funds available, our financial condition, capital requirements and such other factors as our board of directors may consider.
Voting Rights
The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote at a meeting of our stockholders. In matters other than the election of directors, stockholder approval requires the affirmative vote of a majority of the voting power of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter, voting as a single class, unless the matter is one upon which, by express provision of law, our certificate of incorporation or our bylaws, a different vote is required. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, election of directors is determined by a plurality of the votes cast.
In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of our preferred stock, amendments to our certificate of incorporation must be approved by the board of directors and thereafter by holders of a majority in voting power of our stock entitled to vote thereon, and a majority in voting power of each class entitled to a separate class vote. A separate class vote is provided for amendments to the certificate of incorporation changing the number of authorized shares of a class of stock (unless the certificate of incorporation provides otherwise), changing the par value of a class of stock, or adversely affecting the rights, powers and preferences of the class of stock.
Our bylaws may be amended by (i) stockholder action with the affirmative vote of the holders of at least a majority of the voting power of all the shares entitled to vote thereon or (ii) by the majority of the board of directors.

DESCRIPTION OF THE SERIES A PREFERRED STOCK
This description of certain terms of the Series A Preferred Stock supplements, and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying base prospectus, to which description reference is hereby made. The description of certain terms of the Series A Preferred Stock in this prospectus supplement does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to, the relevant provisions of our certificate of incorporation, our Certificate of Designations, Preferences and Rights of Series A Cumulative Preferred Stock (our “certificate of designations”), our bylaws and the DGCL. Copies of our certificate of incorporation, the certificate of designations and our bylaws are available from us upon request.
General
We are authorized under our certificate of incorporation to issue up to 2,000,000 shares of preferred stock, par value $1.00 per share, in one or more classes or series and, subject to the limitations prescribed by our certificate of incorporation and Delaware law, with such rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series as our board of directors may determine, without any vote or action by our stockholders. As of September 25, 2020, we had 994,046 shares of the Series A Preferred Stock issued and outstanding. Assuming all of the shares of Series A Preferred Stock offered hereunder are issued, we will have available for issuance 505,954 authorized but unissued shares of preferred stock. Our board of directors may, without the approval of holders of the Series A Preferred Stock or our common stock, designate additional series of authorized preferred stock ranking junior to or on parity with the Series A Preferred Stock or designate additional shares of the Series A Preferred Stock and authorize the issuance of such shares.
The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series A Preferred Stock is American Stock Transfer & Trust Company, LLC. The principal business address for American Stock Transfer & Trust Company, LLC is 6201 15th Avenue, Brooklyn, New York 11219.
Listing
Our Series A Preferred Stock is currently traded on the NASDAQ under the trading symbol “MINDP.”
No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they are converted into our common stock in connection with a Change of Control as described below. We are not required to set aside funds to redeem the Series A Preferred Stock.

Ranking

The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

(1)senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3) below;

(2)on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;

(3)junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (please see the section entitled “Voting Rights” below); and

(4)effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock) and to any indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries.
Dividends

Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available to us for the payment of dividends, cumulative cash dividends at the rate of 9.00% per annum of the $25.00 per share liquidation preference (equivalent to $2.25 per annum per share). Dividends on the Series A Preferred Stock shall be payable quarterly on or about the last day of January, April, July and October of each year; provided that if any dividend payment date is not a business day, as defined in the certificate of designations, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Any dividend payable on the Series A Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the applicable record date, which shall be the 15th day of January, April, July and October of each year, whether or not a business day, in which the applicable dividend payment date falls. As a result, holders of shares of Series A Preferred Stock will not be entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date.
No dividends on shares of Series A Preferred Stock shall be authorized by our board of directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. You should review the information appearing above under “Risk FactorsWe may not be able to pay dividends on the Series A Preferred Stock” for information as to these and other circumstances under which we may be unable to pay dividends on the Series A Preferred Stock.
Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by our board of directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.
Future distributions on our common stock and preferred stock, including the Series A Preferred Stock will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our preferred stock or what the actual distributions will be for any future period.
Unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no dividends (other than in shares of common stock or in shares of any series of preferred stock that we may issue ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up) shall be declared or paid or set aside for payment upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, nor shall any other distribution be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Also, any shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for our common stock or other capital stock that we may issue ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up).
When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our capital stock that we may issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock we may issue that ranks junior to the Series A Preferred Stock as to liquidation rights. The liquidation preference will be proportionately adjusted in the event of a stock split, stock combination or similar event so that the aggregate liquidation preference allocable to all outstanding shares of Series A Preferred Stock immediately prior to such event is the same immediately after giving effect to such event.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption or conversion to the extent described below).
Redemption
The Series A Preferred Stock is not redeemable by us prior to June 8, 2021, except as described below under “—Special Optional Redemption.”
Optional Redemption. On and after June 8, 2021, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.
Special Optional Redemption. Upon the occurrence of a Change of Control (as defined below), we may, at our option, upon not less than 30 nor more than 60 days’ notice, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date.
A “Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:
•the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
•following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (“NYSE”), the NYSE American (“NYSE American”) or the NASDAQ Stock Market LLC

(“NASDAQ Stock Market”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the NASDAQ Stock Market.
Redemption Procedures. In the event we elect to redeem Series A Preferred Stock, the notice of redemption will be mailed or given to each holder of record of Series A Preferred Stock called for redemption at such holder’s address as it appear on our stock transfer records, not less than 30 nor more than 60 days prior to the redemption date, and will state the following:
•the redemption date;
•the number of shares of Series A Preferred Stock to be redeemed;
•the redemption price;
•the place or places where certificates (if any) for the Series A Preferred Stock are to be surrendered for payment of the redemption price;
•that dividends on the shares to be redeemed will cease to accumulate on the redemption date;
•whether such redemption is being made pursuant to the provisions described above under “Optional Redemption” or “Special Optional Redemption”;
•if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and
•if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series A Preferred Stock being so called for redemption will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and that each share of Series A Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.
If less than all of the shares of Series A Preferred Stock are to be redeemed, the notice shall also specify the number of shares of Series A Preferred Stock to be redeemed.
Holders of Series A Preferred Stock to be redeemed shall surrender the Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if we have irrevocably set aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accrue on those shares of Series A Preferred Stock, those shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine.
In connection with any redemption of Series A Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series A Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series A Preferred Stock to be redeemed.
Unless full cumulative dividends for all partial dividend periods on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchanging it for our capital stock ranking junior to the Series A Preferred Stock as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.
Subject to applicable law, we may purchase shares of Series A Preferred Stock in the open market, by tender or by private agreement. Any shares of Series A Preferred Stock that we acquire may be retired and reclassified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.
Conversion Rights
Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date (as defined below), we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock held by such holder as described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” in which case such holder will have the right only with respect to shares of Series A Preferred Stock that are not called for redemption) to convert some or all of the Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:
•the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock plus the amount of any accrued and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Series A Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price, as defined below (such quotient, the “Conversion Rate”); and
•25.00, which we refer to as the “Share Cap,” subject to certain adjustments as described below,

subject, in each case, to provisions for the receipt of alternative consideration.
Notwithstanding anything in the certificate of designations to the contrary, and except as otherwise required by law, the holders of record of shares of Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such dividend record date and on or prior to such dividend payment date and, in such case, the full amount of such dividend shall be paid on such dividend payment date to the persons who were the holders of record at the close of business on such dividend record date. Except as provided above, we will make no allowance for unpaid dividends that are not in arrears on the shares of Series A Preferred Stock to be converted.
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock to existing holders of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.
In the case of a Change of Control where our common stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Stock will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration that such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”). The Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration.”
If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of our common stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of our common stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.
We will not issue fractional shares of our common stock upon the conversion of the Series A Preferred Stock in connection with a Change of Control. Instead, we will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.
Within 15 days following the occurrence of a Change of Control, provided that we have not then exercised our right to redeem all shares of Series A Preferred Stock under the redemption provisions described above, we will provide to holders of Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•the events constituting the Change of Control;
•the date of the Change of Control;
•the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right;
•the method and period for calculating the Common Stock Price;
•the Change of Control Conversion Date;
•that if, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem all or any shares of Series A Preferred Stock, holders will not be able to convert the shares of Series A Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;
•if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock;
•the name and address of the paying agent, transfer agent and conversion agent for the Series A Preferred Stock;
•the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and
•the last date on which holders of Series A Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.
Under such circumstances, we will also issue a press release containing such notice for publication on any of Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series A Preferred Stock.
To exercise the Change of Control Conversion Right, the holders of Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series A Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series A Preferred Stock held in book-entry form through a Depositary (as defined below) to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series A Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by us, duly completed, to our transfer agent. The conversion notice must state:

•the relevant Change of Control Conversion Date;
•the number of shares of Series A Preferred Stock to be converted; and
•that the Series A Preferred Stock is to be converted pursuant to the applicable provisions of the Series A Preferred Stock.
The “Change of Control Conversion Date” is the date the Series A Preferred Stock is to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series A Preferred Stock.

The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our common stock is not then listed for trading on a U.S. securities exchange.
Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state:

•the number of withdrawn shares of Series A Preferred Stock;
•if certificated Series A Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and
•the number of shares of Series A Preferred Stock, if any, which remain subject to the holder’s conversion notice.
Notwithstanding the foregoing, if any shares of Series A Preferred Stock are held in book-entry form through the DTC, or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.
Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock, as described above under “--Redemption--Optional Redemption” or “--Redemption--Special Optional Redemption,” in which case only the shares of Series A Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted. If we elect to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “--Redemption--Optional Redemption” or “--Redemption--Special Optional Redemption,” as applicable.
We will deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of our common stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.
In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into shares of our common stock or other property.
The Change of Control Conversion Right may make it more difficult for a third party to acquire us or discourage a party from acquiring us. See “Risk Factors--You may not be able to exercise conversion rights upon a Change of Control. If exercisable, the change of control conversion rights described in this prospectus supplement may not adequately compensate you. These change of control conversion rights may also make it more difficult for a party to acquire us or discourage a party from acquiring us.”
Except as provided above in connection with a Change of Control, the Series A Preferred Stock is not convertible into, or exchangeable for, any other securities or property.

Voting Rights
Holders of the Series A Preferred Stock do not have any voting rights, except as set forth below or as otherwise required by law.

On each matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote. In instances described below where holders of Series A Preferred Stock vote with holders of any other class or series of our preferred stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends) represented by their respective shares.
Whenever dividends on any shares of Series A Preferred Stock are in arrears for six or more quarterly dividend periods, whether or not consecutive, the number of directors constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our preferred stock we may issue upon which like voting rights have been conferred and are exercisable and with which the holders of Series A Preferred Stock are entitled to vote as a class with respect to the election of those two directors) and the holders of Series A Preferred Stock (voting separately as a class with all other classes or series of preferred stock that we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors (the “preferred stock directors”) at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series A Preferred Stock or by the holders of any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two preferred stock directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on the Series A Preferred Stock for all past dividend periods have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In that case, the right of holders of the Series A Preferred Stock to elect any directors will cease and, unless there are other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable, any directors elected by holders of the Series A Preferred Stock shall immediately resign and the number of directors constituting the board of directors shall be reduced accordingly. In no event shall the holders of Series A Preferred Stock be entitled under these voting rights to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of our capital stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series A Preferred Stock (voting separately as a class with all other classes or series of preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of such directors) under these voting rights exceed two.
If a special meeting is not called by us within 30 days after request from the holders of Series A Preferred Stock as described above, then the holders of record of at least 25% of the outstanding shares of Series A Preferred Stock may designate a holder to call the meeting at our expense.
If, at any time when the voting rights conferred upon the Series A Preferred Stock are exercisable, any vacancy in the office of a preferred stock director shall occur, then such vacancy may be filled only by a written consent of the remaining preferred stock director, or if none remains in office, by vote of the holders of record of the outstanding Series A Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of the preferred stock directors. Any preferred stock director elected or appointed may be removed only by the affirmative vote of holders of the outstanding Series A Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which classes or series of preferred stock are entitled to vote as a class with the Series A Preferred Stock in the election of the preferred stock directors, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series A Preferred Stock and any such other classes or series of preferred stock, and may not be removed by the holders of the common stock.
So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the votes entitled to be cast by the holders of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all other series of parity preferred stock that we may issue upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter, repeal or replace our certificate of incorporation, including by way of a merger, consolidation or otherwise in which we may or may not be the surviving entity, so as to materially and adversely affect and deprive holders of Series A Preferred Stock of any right, preference, privilege or voting power of the Series A Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, we may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock; provided, further, that any increase in the amount of the authorized preferred stock, including the Series A Preferred Stock, or the creation or issuance of any additional Series A Preferred Stock or other series of preferred stock that we may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers; and provided, moreover, that if an Event set forth in (b) above affects materially and adversely any right, preference, privilege or voting power of the Series A Preferred Stock but not all of the series of parity preferred stock that we may issue upon which like voting rights have been conferred and are exercisable, the vote or consent that is required will be the vote or consent of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock and all such other similarly affected series, outstanding at the time (voting together as a class).
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.
Except as expressly stated in the certificate of designation or as may be required by applicable law, the Series A Preferred Stock do not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Information Rights
During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holders of Series A Preferred Stock. We will use our best effort to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

No Preemptive Rights
No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.

Change of Control
Provisions in our certificate of incorporation and bylaws may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt, which is opposed by management and the board of directors. See “Risk Factors--Provisions in our certificate of incorporation and Delaware law could discourage a takeover attempt, which may reduce or eliminate the likelihood of a change of control transaction and, therefore, the ability of our stockholders to sell their shares for a premium.”

Book-Entry Procedures
DTC acts as securities depository for our outstanding common stock and will also act as securities depository for the Series A Preferred Stock offered hereunder. With respect to the Series A Preferred Stock offered hereunder, we will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series A Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Series A Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series A Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in shares of the Series A Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A Preferred Stock.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriter, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.
When you purchase shares of Series A Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series A Preferred Stock on DTC’s records. You will be considered to be the “beneficial owner” of the Series A Preferred Stock. Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series A Preferred Stock are credited.
You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series A Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.
Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, such as you, desires to take any action that a holder is entitled to take under our certificate of incorporation (including the certificate of designations designating the Series A Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
Any redemption notices with respect to the Series A Preferred Stock will be sent to Cede & Co. If less than all of the outstanding shares of Series A Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series A Preferred Stock in accordance with its procedures.
In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the shares of Series A Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.
Dividends on the Series A Preferred Stock will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.
Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series A Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series A Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.
According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Series A Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes the material U.S. federal income tax considerations relevant to “U.S. Holders” and “non-U.S. Holders” (each as defined below) with respect to the acquisition, ownership, conversion (in the case of our Series A Preferred Stock) and disposition of our Series A Preferred Stock and common stock, including common stock received in respect of our Series A Preferred Stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure holders that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring, owning, converting or disposing of our Series A Preferred Stock or common stock, including common stock received in respect of our Series A Preferred Stock.
This discussion is limited to holders that will hold our Series A Preferred Stock or common stock, including common stock received in respect of our Series A Preferred Stock, as “capital assets” (generally, property held for investment). This summary does not address any U.S. federal alternative minimum, estate or gift tax considerations, the Medicare tax on net investment income or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, including, but not limited to:
•banks, insurance companies or other financial institutions;
•tax-exempt or governmental organizations;
•qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);
•dealers in securities or foreign currencies;
•traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;
•persons subject to the alternative minimum tax;
•persons whose functional currency is not the U.S. dollar;
•“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
•partnerships or other pass-through entities for U.S. federal income tax purposes and holders of interests therein;
•persons deemed to sell our Series A Preferred Stock or common stock under the constructive sale provisions;
•persons that hold our Series A Preferred Stock or common stock through the exercise of employee options or otherwise as compensation or through a tax-qualified retirement plan;
•former citizens or long-term residents of the United States;
•real estate investment trusts or regulated investment companies; and
•persons that hold our Series A Preferred Stock or common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.
If an entity classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” holds our Series A Preferred Stock or common stock, including common stock received in respect of our Series A Preferred Stock, the U.S. federal income tax treatment of a member of the entity generally will depend upon the status of the members and the activities of the entity. The tax treatment of such an entity, and the tax treatment of any member of such an entity, is not addressed in this discussion. Any entity that is classified for United States federal income tax purposes as a partnership or as a “disregarded entity” and that is considering acquiring our Series A Preferred Stock or common stock, and any members of such an entity, should consult their own tax advisors.
EACH POTENTIAL INVESTOR IS URGED TO CONSULT WITH ITS OWN TAX ADVISER AS TO THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND ANY OTHER TAX CONSEQUENCES OF THE ACQUISITION,

OWNERSHIP, DISPOSITION AND CONVERSION OF OUR SERIES A PREFERRED STOCK AND COMMON STOCK, INCLUDING COMMON STOCK RECEIVED IN RESPECT OF OUR SERIES A PREFERRED STOCK.
U.S. Holders
A “U.S. Holder” is a beneficial owner of our Series A Preferred Stock or common stock that, for U.S. federal income tax purposes, is or is treated as:
•a citizen or individual resident of the United States;
•a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate whose income is subject to U.S. federal income tax regardless of its source; or
•a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) certain circumstances apply and the trust has validly elected to be treated as a United States person.
Distributions on Series A Preferred Stock and Common Stock
Cash distributions with respect to our Series A Preferred Stock or common stock generally will be characterized as dividend income when paid, to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to our Series A Preferred Stock or common stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in such Series A Preferred Stock or common stock, as the case may be, which reduces such basis dollar-for-dollar, and thereafter as capital gain from the sale or exchange of our Series A Preferred Stock or common stock, as applicable. Such gain will be long-term capital gain provided that the U.S. Holder has held such Series A Preferred Stock or common stock, as the case may be, for more than one year as of the time of the distribution. We do not believe we have accumulated earnings and profits. Additionally, we do not expect to have any current earnings and profits in fiscal 2021 and we may not have sufficient earnings and profits during future tax years for distributions on our Series A Preferred Stock or common stock to qualify as dividends for U.S. federal income tax purposes. To the extent a distribution (or a portion thereof) on our Series A Preferred Stock or common stock fails to qualify as a dividend, U.S. corporate holders would be unable to use the dividends-received deduction described below.
Dividends received by individual holders of our Series A Preferred Stock or our common stock that meet certain holding period and other applicable requirements generally will be subject to a reduced rate of U.S. federal income tax if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual U.S. Holder elects to treat the dividends as “investment income,” which may be offset against investment interest expense.
Subject to customary conditions and limitations, distributions treated as dividends for U.S. federal income tax purposes generally will be eligible for the dividends-received deduction in the case of U.S. Holders that are corporations. As described above, any distribution (or the portion of any distribution) that exceeds our current and accumulated earnings and profits will not be eligible for the dividends-received deduction.
Dividends that exceed certain thresholds in relation to a U.S. Holder’s tax basis in our Series A Preferred Stock or common stock could be characterized as “extraordinary dividends” under the Code. U.S. Holders that are U.S. corporations that receive an “extraordinary dividend” in respect of our Series A Preferred Stock or common stock would in certain circumstances be required to reduce their basis in our Series A Preferred Stock or common stock (but not below zero) by the portion of the dividend that is not taxed because of the dividends received deduction. To the extent the non-taxed portion of such dividend exceeds the corporate U.S. Holder’s stock basis, such U.S. Holder must treat such excess as gain from the sale or exchange of our Series A Preferred Stock or common stock for the taxable year in which such dividend is received. Non-corporate U.S. Holders who receive an “extraordinary dividend” would be required to treat any losses on the sale of Series A Preferred Stock as long-term capital losses to the extent of dividends received by them that qualify for the reduced rate of tax.
Sale, Exchange, Redemption or Other Taxable Disposition
A U.S. Holder generally will recognize capital gain or loss on a sale, exchange, redemption (except as discussed below) or other taxable disposition of our Series A Preferred Stock or our common stock equal to the difference between the amount realized upon the disposition (not including any proceeds attributable to declared and unpaid dividends, which will be taxable to

U.S. Holders of record that have not previously included such dividends in income, as described above in “—Distributions on Series A Preferred Stock and Common Stock”) and the U.S. Holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of non-corporate U.S. Holders generally are subject to a reduced rate of taxation. The deductibility of capital losses is subject to limitations. U.S. Holders are urged to consult their own tax advisors to determine the deductibility of any capital losses.
A payment made in redemption of our Series A Preferred Stock may be treated for U.S. federal income tax purposes as a distribution, rather than as payment pursuant to a sale or exchange of our Series A Preferred Stock, unless the redemption: (1) is “not essentially equivalent to a dividend” with respect to a U.S. Holder under Section 302(b)(1) of the Code; (2) is a “substantially disproportionate” redemption with respect to a U.S. Holder under Section 302(b)(2) of the Code; (3) results in a “complete redemption” of a U.S. Holder’s stock interest in the Company under Section 302(b)(3) of the Code; or (4) is a redemption of stock held by a non-corporate U.S. Holder which results in a “partial liquidation” of the Company under Section 302(b)(4) of the Code. In determining whether any of the tests described above has been met, a U.S. Holder must take into account not only shares of our Series A Preferred Stock and our common stock that the U.S. Holder actually owns, but also shares that the U.S. Holder constructively owns within the meaning of Section 318 of the Code.
Each U.S. Holder of our Series A Preferred Stock is urged to consult its own tax advisors to determine whether a payment made in redemption of our Series A Preferred Stock will be treated for U.S. federal income tax purposes as a distribution or as payment in exchange for such Series A Preferred Stock. If the redemption payment is treated as a distribution, the rules discussed above in “—Distributions on Series A Preferred Stock and Common Stock” will apply, and U.S. Holders are urged to consult their tax advisors regarding the consequences of the redemption, including consequences if we have no current and accumulated earnings and profits and effects on the adjusted tax basis in the U.S. Holder’s remaining Series A Preferred Stock. If the redemption is treated as occurring pursuant to a sale or exchange of our Series A Preferred Stock, the rules discussed in the first paragraph of this section, “—Sale, Exchange, Redemption or Other Taxable Disposition,” will apply.
Conversion of Series A Preferred Stock upon a Change of Control
To the extent we have not exercised our election to redeem the Series A Preferred Stock, upon the occurrence of a Change of Control, a U.S. Holder of our Series A Preferred Stock will have the right to convert the Series A Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock. Please see “Description of the Series A Preferred Stock—Conversion Rights.”
A U.S. Holder generally will not recognize (i.e., take into account for U.S. federal income tax purposes) gain or loss upon the conversion of our Series A Preferred Stock into shares of our common stock, except to the extent of any cash or common stock received attributable to dividends in arrears, which will be treated as described above in “—Distributions on Series A Preferred Stock and Common Stock.” The adjusted tax basis of common stock received on conversion (other than shares of common stock attributable to dividends in arrears), generally will equal the adjusted tax basis of our Series A Preferred Stock converted, and the holding period of such common stock received on conversion generally will include the period during which the U.S. Holder held its converted Series A Preferred Stock prior to conversion. A U.S. Holder’s adjusted tax basis in any shares of common stock received attributable to dividends in arrears will equal the fair market value of such common stock on the conversion date, and a U.S. Holder’s holding period for such shares shall begin on the day after receipt thereof.
In the event of a U.S. Holder’s conversion of Series A Preferred Stock into Alternative Conversion Consideration in connection with a Change of Control, the tax consequences of such conversion will depend, in part, upon the facts underlying the transaction in which the Change of Control occurs. A U.S. Holder should consult the holder’s tax advisor regarding the tax consequences to the U.S. Holder of such a Change of Control transaction.
Information Reporting and Backup Withholding
Information returns generally will be filed with the IRS pertaining to distributions we make with respect to our Series A Preferred Stock or our common stock and the proceeds received from the sale of our Series A Preferred Stock or our common stock. Certain U.S. Holders may be subject to backup withholding on the payment of dividends with respect to our Series A Preferred Stock or our common stock and to certain payments of proceeds on the sale, exchange, redemption or other taxable disposition of our Series A Preferred Stock or our common stock unless such U.S. Holders furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding. Penalties apply for failure to furnish correct information and failure to include reportable payments in income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is properly furnished to the IRS on a timely basis. U.S. Holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.
Under sections 1471 through 1474 of the Code and the Treasury regulations thereunder, U.S. Holders that hold their Series A Preferred Stock through foreign accounts or intermediaries will be subject to United States withholding tax at a rate of 30 percent on dividends paid, if certain disclosure requirements related to United States accounts of a foreign financial institution or intermediary are not satisfied. While such withholding would have applied also to payments of gross proceeds from the sale or other disposition on or after January 1, 2019 of the Series A Preferred Stock, recently proposed Treasury regulations eliminate such withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury Regulations are issued.
Non-U.S. Holders
The discussion in this section is addressed to holders of our Series A Preferred Stock and common stock, including common stock received in respect of our Series A Preferred Stock that are non-U.S. Holders. You are a non-U.S. Holder if you are a beneficial owner of Series A Preferred Stock or common stock that is an individual, corporation, estate or trust that is not a U.S. Holder.
Distributions on Series A Preferred Stock and Common Stock
In general, distributions with respect to our Series A Preferred Stock or our common stock will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. To the extent that the amount of a distribution with respect to our Series A Preferred Stock or common stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the non-U.S. Holder’s adjusted tax basis in such Series A Preferred Stock or common stock, as the case may be, which reduces such basis dollar-for-dollar, and thereafter as gain from the sale or exchange of our Series A Preferred Stock or common stock, the tax treatment of which is discussed below in “—Sale, Exchange, Redemption or Other Taxable Disposition.” To receive the benefit of a reduced treaty rate, a non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. Distributions treated as dividends that are effectively connected with the conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Non-U.S. Holders will be required to comply with certain certification requirements (generally by providing an IRS Form W-8ECI) in order for effectively connected income to be exempt from withholding tax. A non-U.S. Holder that is a corporation may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) of its “effectively connected earnings and profits,” subject to certain adjustments.
Sale, Exchange, Redemption or Other Taxable Disposition
Subject to the discussions below regarding redemptions treated as dividends and backup withholding, any gain realized by a non-U.S. Holder upon a sale, exchange or other taxable disposition of our Series A Preferred Stock or our common stock generally will not be subject to U.S. federal income or withholding tax unless:
•the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States;
•the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain conditions are met; or
•we are or have been a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.
A non-U.S. Holder whose gain is described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale, exchange or other taxable disposition in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. If such non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected gain. A non-U.S. Holder described in the second bullet point above will be subject to a 30% U.S. federal income tax (or lower applicable treaty rate) on the gain derived from the sale, exchange or other taxable disposition, which may be offset by certain U.S.-source capital losses.
Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not (and do not expect to become) a USRPHC for U.S. federal income tax purposes. However, even if we are or were to become a USRPHC, gain on the sale of stock of a USRPHC that is “regularly traded on an established securities market” (within the meaning of the applicable Treasury regulations) will be subject to U.S. federal income tax only in the case of a non-U.S. Holder that owns (actually or by applying constructive ownership rules) more than 5% of the total fair market value of that class of stock at any time during the five-year period ending on the date of disposition. If a non-regularly traded class of stock is convertible into a regularly traded class of stock, gain on the sale of that non-regularly traded stock will be subject to U.S. federal income tax only if, on any date on which such stock was acquired by the non-U.S. Holder, the non-regularly traded stock acquired by such non-U.S. Holder (including all previously acquired stock of the same class) had a fair market value greater than 5% of the regularly traded class of the corporation’s stock into which it is convertible as measured on such date. If we were to become a USRPHC and our Series A Preferred Stock or our common stock (as applicable) were not considered to be regularly traded on an established securities market, a non-U.S. Holder (regardless of the percentage of our Series A Preferred Stock or common stock owned) would be treated as disposing of a U.S. real property interest and would be subject to U.S. federal income tax on a taxable disposition of our Series A Preferred Stock or our common stock, and a 15% withholding tax would apply to the gross proceeds from such disposition.
We believe that our Series A Preferred Stock and our common stock currently is considered to be regularly traded on an established securities market. Non-U.S. Holders that may own (or be treated as owning) more than 5% of our Series A Preferred Stock or common stock are encouraged to consult their tax advisors.
A payment made in redemption of our Series A Preferred Stock may be treated as a dividend (which may be treated as described above in “—Distributions on Series A Preferred Stock and Common Stock”), rather than as payment in exchange for our Series A Preferred Stock, in the same circumstances discussed above in “—U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition.” Each non-U.S. Holder is urged to consult its own tax advisor to determine whether a payment made in redemption of our Series A Preferred Stock will be treated as a dividend or as payment in exchange for our Series A Preferred Stock.
Conversion of Series A Preferred Stock upon a Change of Control
As described above in “U.S. Holders—Conversion of Series A Preferred Stock upon a Change of Control,” to the extent we have not exercised our election to redeem the Series A Preferred Stock, upon the occurrence of a Change of Control, a non-U.S. Holder of our Series A Preferred Stock will have the right to convert the Series A Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock. Please see “Description of the Series A Preferred Stock—Conversion Rights.”
A non-U.S. Holder generally will not recognize any gain or loss by reason of receiving common stock upon conversion of the Series A Preferred Stock, except to the extent of common stock received attributable to dividends in arrears, which will be treated as described above in “—Distributions on Series A Preferred Stock and Common Stock.”
Backup Withholding and Information Reporting
Distributions paid to non-U.S. Holders on shares of our Series A Preferred Stock and our common stock and the amount of tax withheld on such distributions must be reported annually to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.
A non-U.S. Holder will not be subject to backup withholding on dividends the holder receives on shares of our Series A Preferred Stock and our common stock if the holder provides the applicable withholding agent with proper certification (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E) of the holder’s status as a non-U.S. person or other exempt status.
Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our Series A Preferred Stock or our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. Information reporting will apply, however, if a non-U.S. Holder sells shares of our Series A Preferred Stock or our common stock outside the United States through a U.S. broker or a foreign broker with certain U.S. connections. If a sale or other disposition is made through a U.S.

office of any broker, the broker will be required to report the amount of proceeds paid to the non-U.S. Holder to the IRS and also backup withhold on that amount unless the non-U.S. Holder provides appropriate certification to the broker (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E) of the holder’s status as a non-U.S. person or other exempt status.
Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is properly furnished to the IRS on a timely basis.
Additional Withholding Requirements under FATCA
Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on withholdable payments, including any dividends paid on our Series A Preferred Stock or our common stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of our Series A Preferred Stock or our common stock on or after January 1, 2019, proposed Treasury regulations released in December 2018 provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may rely generally on these proposed Treasury regulations until they are revoked or final Treasury regulations are issued.
Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.
The rules under FATCA are complex. Holders are encouraged to consult with their own tax advisor regarding the implications of FATCA on an investment in our Series A Preferred Stock and any common stock received in respect thereof.
INVESTORS CONSIDERING THE ACQUISITION OF OUR SERIES A PREFERRED STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

PLAN OF DISTRIBUTION
We have entered into an equity distribution agreement with Ladenburg Thalmann & Co. Inc. under which we may offer and sell up to 5,000,000 shares of our common stock and up to 500,000 shares of our Series A Preferred Stock from time to time through the agent. The equity distribution agreement has been filed under the Exchange Act as an exhibit to a Current Report on Form 8-K, which is incorporated by reference into this prospectus supplement.
Sales of shares of our common stock and Series A Preferred Stock, if any, under this prospectus supplement and the accompanying base prospectus may be made by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 under the Securities Act, including, without limitation, sales made directly on the NASDAQ, sales made to or through a market maker other than on an exchange or, if specified in a written notice from the Company, by any other method permitted by law, including, but not limited to, in negotiated transactions.
Upon written instructions from us, the agent will use its commercially reasonable efforts consistent with its sales and trading practices to solicit offers to purchase shares of our common stock and Series A Preferred Stock under the terms and subject to the conditions set forth in the equity distribution agreement. We will instruct the agent as to the amount of the shares of common stock or Series A Preferred Stock to be sold. We may instruct the agent not to sell the common stock or Series A Preferred Stock if the sales cannot be effected at or above the price designated by us in any instruction. We or the agent may suspend the offering of the common stock and Series A Preferred Stock upon proper notice and subject to other conditions.
The agent will provide written confirmation to us no later than the opening of the trading day on the NASDAQ following the trading day in which shares of our common stock and Series A Preferred Stock are sold under the equity distribution agreement. Each confirmation will include the number of shares sold on the preceding day, the net proceeds to us and the compensation payable by us to the agent in connection with the sales.
We will pay the agent commissions for its services in acting as agent in the sale of our common stock and Series A Preferred Stock. The agent will be entitled to compensation of up to 2.0% of the gross sales price per share of our common stock and Series A Preferred Stock sold under the equity distribution agreement. We estimate that the total expenses for the offering, excluding compensation payable to the agent under the terms of the equity distribution agreement, will be approximately $100,000.
Settlement for sales of the common stock or Series A Preferred Stock will occur on the second business day following the date on which any sales are made, or on some other date that is agreed upon by us and the agent in connection with a particular transaction, in return for payment of the net proceeds to us.
In connection with the sale of the common stock or Series A Preferred Stock on our behalf, the agent will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the agent will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the agent against certain civil liabilities, including liabilities under the Securities Act.
The offering of shares of our common stock and Series A Preferred Stock pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all of the common stock and Series A Preferred Stock subject to the equity distribution agreement, whether by the agent or any other agent or (2) termination of such equity distribution agreement by the agent or us, as permitted therein. We and the agent may each terminate the equity distribution agreement at any time upon three days’ advance notice.
Ladenburg Thalmann & Co. Inc. and its affiliates have in the past had, or currently have, other relationships with our company. In the ordinary course of its trading, brokerage, investment management and financing activities, Ladenburg Thalmann & Co. Inc. or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in our securities. From time to time, in the ordinary course of business, Ladenburg Thalmann & Co. Inc. and its affiliates have provided, and in the future may continue to provide, investment banking services to our company and have received fees for the rendering of such services. Ladenburg Thalmann & Co. Inc. also currently provides, and in the future may continue to provide, similar or other banking and financial services to us. In addition, the Non-Executive Chairman of our board of directors is also the Co-Chief Executive Officer and Co-President of the agent. Please see the section entitled “Certain Relationships and Related Transactions, Director Independence.”

LEGAL MATTERS
The validity of the common stock and Series A Preferred Stock offered by this prospectus supplement will be passed upon for us by Thompson & Knight LLP, Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the agent by Hunton Andrews Kurth LLP, New York, New York and Houston, Texas.
EXPERTS
The consolidated financial statements and the related financial statement schedule of Mitcham Industries, Inc. as of January 31, 2020 and 2019 and for each of the three years in the period ended January 31, 2020, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s going concern uncertainty) given upon their authority as experts in accounting and auditing.

PROSPECTUS

MIND Technology, Inc.
$50,000,000
Common Stock
Preferred Stock
Debt Securities
Depositary Shares
Warrants

This prospectus relates to the offer and sale of our (i) common stock, par value $0.01 per share, (ii) preferred stock, par value $1.00 per share, (iii) debt securities, (iv) depositary shares, and (v) warrants, from time to time, in one or more offerings. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $50,000,000.

We may offer and sell these securities from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. We may offer and sell these securities on a continuous or delayed basis through agents, through underwriters or dealers or directly to one or more purchasers, including existing stockholders. This prospectus provides you with a general description of these securities and the general manner in which we will offer the securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

 Investing in our securities involves risks. You should carefully consider the risk factors described under “Risk Factors “ beginning on page 5 of this prospectus and in the applicable prospectus supplement or any of the documents we incorporate by reference before you make an investment in our securities.

Our common stock is traded on the NASDAQ Global Select Market or the “NASDAQ” under the symbol “MIND,” and our Series A Preferred Stock (as defined herein) is traded on the NASDAQ under the symbol “MINDP.” We will provide information in the related prospectus supplement for the trading market, if any, for any other securities that may be offered. On September 14, 2020, the last reported sale prices of our common stock and Series A Preferred Stock on the NASDAQ were $2.38 and $18.25 per share, respectively. The aggregate market value of our outstanding common stock held by non-affiliates, or public float, was approximately $27.4 million, based on 12,182,233 shares of outstanding common stock as of September 14, 2020, of which 11,518,894 were held by non-affiliates, and a per share price of $2.38 based on the closing sale price of our common stock on September 14, 2020.

Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our common stock in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75,000,000. During the 12 calendar months prior to and including the date of this prospectus, we have offered and sold $1.6 million of our securities pursuant to General Instruction I.B.6 of Form S-3.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus may not be used without a prospectus supplement.

The date of this prospectus is September 21, 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the “SEC” using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell up to $50,000,000 in total aggregate offering price of any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of us and the securities offered under this prospectus. Each time we sell securities with this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. Before you invest in our securities, you should carefully read this prospectus and any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.”

To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” and any additional information that you may need to make your investment decision.

We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus and any prospectus supplement is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction.

You should not assume that the information contained in this prospectus or any prospectus supplement, as well as the information that we have previously filed with the SEC that is incorporated by reference into this prospectus or any prospectus supplement, is accurate as of any date other than the date of such document.

Mitcham Industries, Inc., a Texas corporation (“Predecessor Registrant”), merged with and into its wholly owned subsidiary, MIND Technology, Inc., a Delaware corporation (the “Company”), on August 3, 2020, pursuant to an Agreement and Plan of Merger, dated as of August 3, 2020, with the Company continuing as the surviving corporation (the “Reincorporation Merger”). On August 3, 2020, the effective time of the Reincorporation Merger (the “Effective Time”), the Company was renamed “MIND Technology, Inc.” and succeeded to the assets, continued the business and assumed the rights and obligations of the Predecessor Registrant existing immediately prior to the Effective Time. Unless context otherwise requires, references to “we,” “us,” “our,” “Mitcham,” “MII” or the “Company” refer to Mitcham Industries, Inc., a Texas corporation, and its consolidated subsidiaries with respect to the period prior to the Effective Time, and references to “we,” “us,” “our,” “MIND,” “MII” or the “Company” refer to MIND Technology, Inc., a Delaware corporation, and its consolidated subsidiaries with respect to the period on or after the Effective Time. These subsidiaries include: Klein Marine Systems, Inc., Mitcham Canada ULC, Mitcham Europe Ltd., Mitcham Marine Leasing Pte. Ltd., Seamap (UK) Ltd., Seamap Pte. Ltd., Seamap USA, LLC, Seamap (Malaysia) Sdn Bhd, Seamap International Holdings Pte. Ltd., Mitcham Holdings Ltd, and Mitcham Canada Holdings Limited.

ABOUT THE COMPANY

We were formed in 1987 as Mitcham Industries, Inc., a Texas corporation, and in 2020 changed our state of incorporation to Delaware and name to “MIND Technology, Inc.” We provide technology to the oceanographic, hydrographic, defense, seismic and maritime security industries. Headquartered in The Woodlands, Texas, we have a global presence with operating locations in the United States, Canada, Singapore, Hungary, Colombia and the United Kingdom. As of the date of this prospectus, we operate in two business segments, Marine Technology Products and Equipment Leasing. However, in recognition of our focus on our marine technology products business, as well as recent changes in the global energy markets, within the next 12 months of the date of this prospectus we intend to exit the seismic land leasing business completely by selling or otherwise disposing of those operations or the related assets.

Our principal executive offices are located at 2002 Timberloch Place, Suite 400, The Woodlands, Texas 77380, and our phone number is (281) 353-4475. Our website is located at http://www.mind-technology.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus.

For additional information as to our business, properties, and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We are incorporating by reference in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed, until all offerings under the registration statement are completed:

(1) Our Annual Report on Form 10-K for the fiscal year ended January 31, 2020, including information specifically incorporated by reference therein from our Proxy Statement for our 2020 Annual Meeting of Shareholders;

(2) Our Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2020 and July 31, 2020;

(3) Our Current Reports on Form 8-K filed on March 23, 2020, April 24, 2020, May 15, 2020, June 4, 2020, June 25, 2020, July 29, 2020 and August 7, 2020 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01); and

(4) The description of our capital stock set forth in Exhibit 4.1 to the Current Report on Form 8-K, filed on August 7, 2020, including any amendments or reports we file for purposes of updating that description.

These reports contain important information about us, our financial condition and our results of operations.

All future documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents that we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this registration statement are terminated shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:
MIND Technology, Inc.
2002 Timberloch Place
Suite 400
The Woodlands, Texas 77380
(281) 353-4475
Attention: Chief Financial Officer
http://www.mind-technology.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information included in this prospectus may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “expect,” “may,” “will,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•risks associated with our manufacturing operations including availability and reliability of materials and components as well the reliability of the products that we manufacture and sale;
•loss of significant customers;
•increased competition;
•loss of key suppliers;
•intellectual property claims by third parties;
•the effect of uncertainty in financial markets on our customers’ and our ability to obtain financing;
•local and global impacts of the COVID-19 virus, including effects of responses of governmental authorities and companies to reduce the spread of COVID-19, such as shutdowns, travel restrictions and work-from-home mandates;
•uncertainties regarding our foreign operations, including political, economic, currency environmental regulation and export compliance risks;
•seasonal fluctuations that can adversely affect our business;
•fluctuations due to circumstances beyond our control or that of our customers;
•defaults by customers on amounts due us;
•possible further impairment of our long-lived assets due to technological obsolescence or changes in anticipated cash flow generated from those assets;
•inability to obtain funding or to obtain funding under acceptable terms; and
•demand for seismic data is not assured and depends on the level of spending by oil and gas companies for exploration, production and development activities.
For additional information regarding known material factors that could cause our actual results to differ materially from our projected results, please see “Risk Factors.”

There may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement after the date that it is made, whether as the result of new information, future events or otherwise, except as required by law. All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus and the documents we incorporate by reference, in evaluating an investment in our securities. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. Also, please read “Cautionary Statement Regarding Forward-Looking Statements.”

The risks included in the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us or that result from developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations. Past financial and operational performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds (after the payment of any offering expenses and/or underwriting discounts and commissions) from the sale of the securities offered by this prospectus and any prospectus supplement for our general corporate purposes, which may include repayment of indebtedness, the financing of capital expenditures, future acquisitions and additions to our working capital.

Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

DESCRIPTION OF CAPITAL STOCK

Overview

The following is a summary of certain provisions of Delaware law and the material terms of our capital stock as contained in our Amended and Restated Certificate of Incorporation (our “charter”), our Certificate of Designations of Series A Cumulative Preferred Stock (our “Certificate of Designations”) and our Amended and Restated Bylaws (our “bylaws”). The following descriptions do not purport to be complete statements of the relevant provisions of our charter, our Certificate of Designations, our bylaws or the Delaware General Corporation Law (the “DGCL”). You should refer to our charter, Certificate of Designations and bylaws, which are incorporated by reference, along with the applicable provisions of the DGCL.

Authorized Capital Stock

Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share.

Common Stock

Shares Outstanding. As of September 14, 2020, we had 12,182,233 issued and outstanding shares of common stock.

Dividends. We have not paid any cash dividends on our common stock since our inception, and our board of directors does not contemplate the payment of cash dividends on our common stock in the foreseeable future. It is the present policy of our board of directors to retain earnings, if any, for use in developing and expanding our business. In the future, our payment of dividends on our common stock will also depend on the amount of funds available, our financial condition, capital requirements and such other factors as our board of directors may consider.

Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote at a meeting of our stockholders. In matters other than the election of directors, stockholder approval requires the affirmative vote of a majority of the voting power of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter, voting as a single class, unless the matter is one upon which, by express provision of law, our charter or our bylaws, a different vote is required. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, election of directors is determined by a plurality of the votes cast.
In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of our preferred stock, amendments to our charter must be approved by the board of directors and thereafter by holders of a majority in voting power of our stock entitled to vote thereon, and a majority in voting power of each class entitled to a separate class vote. A separate class vote is provided for amendments to the charter changing the number of authorized shares of a class of stock (unless the certificate of incorporation provides otherwise), changing the par value of a class of stock, or adversely affecting the rights, powers and preferences of the class of stock.

Our bylaws may be amended by (i) stockholder action with the affirmative vote of the holders of at least a majority of the voting power of all the shares entitled to vote thereon or (ii) by the majority of the board of directors.

Series A Preferred Stock

Shares Outstanding. As of September 14, 2020, we had 994,046 issued and outstanding shares of our 9.00% Series A Cumulative Preferred Stock, which we refer to as the “Series A Preferred Stock”. Our Series A Preferred Stock represents all of the Company’s outstanding preferred stock.

Dividends. Holders of Series A Preferred Stock will be entitled to 9.00% per annum of the $25.00 per share liquidation preference (equivalent to $2.25 per annum per share), accruing from the date of initial issuance. Dividends will be payable to holders of our Series A Preferred Stock quarterly on or about the last day of January, April, July and October of each year. The record date for dividend payment will be the 15th day of January, April, July and October of each year.

Voting Rights. Holders of our Series A Preferred Stock generally have no voting rights. However, if we do not pay dividends on the Series A Preferred Stock for six or more quarterly dividend periods (whether or not consecutive), the holders of the Series A Preferred Stock (voting separately as a class with the holders of all other classes or series of our preferred stock that we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock) will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay, or declare and set aside funds for the payment of, all dividends that we owe on the Series A Preferred Stock, subject to certain limitations.

In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock is required at any time for us to authorize or issue any class or series of our capital stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of our charter so as to materially and adversely affect any rights of the Series A Preferred Stock or to take certain other actions. If any such amendments to our charter would be material and adverse to holders of the Series A Preferred Stock and any other series of parity preferred stock upon which similar voting rights have been conferred and are exercisable, a vote of at least two-thirds of the outstanding shares of Series A Preferred Stock and the shares of the other applicable series materially and adversely affected, voting together as a class, would be required.

Maturity. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they are converted into our common stock in connection with a Change of Control as described below. We are not required to set aside funds to redeem the Series A Preferred Stock.

Optional Redemption. The Series A Preferred Stock is not redeemable by us prior to June 8, 2021 except upon the occurrence of a Change of Control pursuant to the special optional redemption described below. On and after June 8, 2021, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date.
Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date.

A “Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
•following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (“NYSE”), the NYSE MKT LLC (“NYSE MKT”) or the NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or the NASDAQ.

Conversion Rights. Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date (as defined below), we have provided notice of our election to redeem the Series A Preferred Stock) to convert some or all of the Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series A Preferred Stock to be converted equal to the lesser of:

•the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined below);
•25 shares of common stock per preferred share (i.e., the “Share Cap”), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock), subdivisions or combinations with respect to our common stock.

Upon such a conversion, the holders will be limited to a maximum number of shares of our common stock equal to the Share Cap multiplied by the number of shares of Series A Preferred Stock converted. If the Common Stock Price is less than $1.00 (which is approximately 42% of the per-share closing sale price of our common stock reported on the NASDAQ on September 14, 2020), subject to adjustment, the holders will receive a maximum of 25.00 shares of our common stock per share of Series A Preferred Stock, which may result in the holders receiving shares of common stock with a value that is less than the liquidation preference of the Series A Preferred Stock.

If, prior to the Change of Control Conversion Date, we have provided a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control or our optional redemption right, holders of Series A Preferred Stock will not have any right to convert the Series A Preferred Stock in connection with the Change of Control Conversion Right, and any shares of Series A Preferred Stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

The “Change of Control Conversion Date” is the date the Series A Preferred Stock is to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the required notice of the occurrence of a Change of Control to the holders of Series A Preferred Stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.

Additional Series of Preferred Stock

Our board of directors may, without the approval of holders of our common stock, designate additional shares of the Series A Preferred Stock and authorize the issuance of such shares or designate additional series of authorized preferred stock and the rights, preferences, limitations and privileges of such additional series ranking junior to or on parity with the Series A Preferred Stock. These rights, preferences, limitations and privileges may include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of this series, any or all of which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of our preferred stock. However, the effects of the issuance of any shares of our preferred stock upon the rights of holders of our common stock might include, among other things:

•restricting dividends on our common stock;
•diluting the voting power of our common stock;
•impairing the liquidation rights of our common stock; and
•delaying or preventing a change in control without further action by our stockholders

Certain Provisions of Delaware Law, Our Charter and Our Bylaws

Provisions of our charter, bylaws and the DGCL may tend to delay, defer or prevent a potential unsolicited offer or takeover attempt that is not approved by our board of directors but that our stockholders might consider to be in their best interest, including an attempt that might result in stockholders receiving a premium over the market price for their shares. Because our board of directors is authorized to issue preferred stock with preferences and rights as it determines, it may afford the holders of any series of preferred stock preferences, rights or voting powers superior to those of the holders of common stock. These provisions:
•encourage potential acquirers to deal directly with our board of directors;
•give our board of directors the time and leverage to evaluate the fairness of the proposal to all stockholders;
•enhance continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors; and

•discourage certain tactics that may be used in proxy fights.

No Cumulative Voting. Our bylaws provide that holders of shares of our common stock are not entitled to cumulate their votes in the election of directors.

Requirements for Advance Notification of Stockholder Nomination and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors. Our bylaws prescribe specific information that the stockholder’s notice must contain, including, among other things: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder in such business; (ii) the name and address of such stockholder, as they appear on our books; (iii) the number of shares, number and type of derivative instruments or other interests in the Company that are beneficially owned by such stockholder; (iv) any material interest of the stockholder in such business; (v) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting, and (vi) a representation as to whether or not such stockholder will deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding stock required to approve or adopt the proposal or, in the case of a nomination or nominations, at least the percentage of the voting power of the Company’s outstanding stock reasonably believed by the stockholder to be sufficient to elect such nominee or nominees.

Generally, under our bylaws, to be timely notice must be received by the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Notwithstanding the specific provisions of our bylaws, stockholders may request inclusion of proposals in our proxy statement pursuant to Rule 14(a)-8 under the Exchange Act or inclusion of nominees in our proxy statement pursuant to other SEC proxy rules.

Removal of Directors. Our charter provides that, subject to the rights of holders of any series of our preferred stock with respect to the election of directors, our stockholders may remove a director, with or without cause, by the affirmative vote of a majority of the voting power of the outstanding shares of stock of the Company entitled to vote generally for the election of directors.

Limitation of Liability and Indemnification Matters

Our charter limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•for any breach of their duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or
•for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our charter and bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We believe that the limitation of liability provision in our charter and bylaws will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, our charter and our bylaws described below contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise, or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved by our board of directors in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•the transaction is approved by the board of directors before the date the interested stockholder attained that status;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or
•on or after such time, the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Certificate of Incorporation and Bylaws

Provisions of our charter and bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.
Among other things, our charter and bylaws:

•permit our board of directors to issue up to 2,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;
•provide that the authorized number of directors may be changed only by resolution of the board of directors;
•provide that all vacancies, including newly created directorships, may, except as otherwise required by law and subject to the rights of holders of the our preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
•provide that our bylaws may only be amended by the affirmative vote of the holders of a majority of the voting power of our then-outstanding shares of stock entitled to vote thereon, voting as a single class, or by resolution adopted by a majority of the directors;
•provide that, subject to the rights of the holders of preferred stock, special meetings of the stockholders may only be called by a majority of the board of directors or upon the written request of the holders of 10% of the voting power of our outstanding stock;
•eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and indemnify our directors and officers to the fullest extent permitted by law;

•provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; and
•do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and our Series A Preferred Stock is American Stock Transfer & Trust Company, LLC.

NASDAQ Listing

Our common stock is listed on the NASDAQ under the ticker symbol “MIND.” Our Series A Preferred Stock is listed on the NASDAQ under the ticker symbol “MINDP.”

DESCRIPTION OF DEBT SECURITIES

The “Debt Securities” will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures between us and a trustee to be determined (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described in the prospectus supplement applicable to any Subordinated Debt Securities.

We conduct a substantial amount of our operations through subsidiaries and expect that we will continue to do so. The Debt Securities will not be guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments. Our rights and the rights of our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against such subsidiary.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be issued will be offered for sale and will describe the following terms of such Debt Securities:

•the title of the Debt Securities;
•whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;
•any limit on the aggregate principal amount of the Debt Securities;
•each date on which the principal of the Debt Securities will be payable;
•the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;
•each place where payments on the Debt Securities will be payable;
•any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;
•any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the Debt Securities;
•the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the maturity of the Debt Securities;
•whether the Debt Securities are defeasible;
•any addition to or change in the events of default;
•whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;
•any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and
•any other terms of the Debt Securities not inconsistent with the provisions of the Indenture.

Debt Securities, including any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof (“Original Issue Discount Securities”), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Original Issue Discount Securities may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more global securities (each a “Global Security”) that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below, and any such other matters as may be provided for pursuant to the applicable Indenture.

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York.

The Trustee

We will enter into the Indentures with a Trustee that is qualified to act under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and with any other Trustees chosen by us and appointed in a supplemental indenture for a particular series of Debt Securities. We may maintain a banking relationship in the ordinary course of business with our Trustee and one or more of its affiliates.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares (either separately or together with other securities) representing fractional interests in our preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a depositary agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related depositary agreement. Immediately following our issuance of the preferred stock related to the depositary shares, we will deposit the preferred stock with the relevant preferred stock depositary and will cause the preferred stock depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the depositary agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange redemption and liquidation rights).

DESCRIPTION OF WARRANTS

General Description of Warrants

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with other securities and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of those warrants, including the following:

•the title of the warrants;
•the offering price for the warrants, if any;
•the aggregate number of the warrants;
•the designation and terms of the debt securities that may be purchased upon exercise of the warrants;
•if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;
•if applicable, the date from and after which the warrants and any debt securities issued with the warrants will be separately transferable;
•the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;
•the dates on which the right to exercise the warrants will commence and expire;
•if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•whether the warrants represented by the warrant certificates or the debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;
•information relating to book-entry procedures, if any;
•the currency or currency units in which the offering price, if any, and the exercise price are payable;
•if applicable, a discussion of material U.S. federal income tax considerations;
•anti-dilution provisions of the warrants, if any;
•redemption or call provisions, if any, applicable to the warrants;
•any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and
•any other information we think is important about the warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants to purchase common stock or preferred stock will describe the terms of the common stock warrants and preferred stock warrants, including the following:

•the title of the warrants;
•the offering price for the warrants, if any;
•the aggregate number of the warrants;
•the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;
•if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;
•the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;
•the dates on which the right to exercise the warrants will commence and expire;
•if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•the currency or currency units in which the offering price, if any, and the exercise price are payable;
•if applicable, a discussion of material U.S. federal income tax considerations;
•anti-dilution provisions of the warrants, if any;
•redemption or call provisions, if any, applicable to the warrants;
•any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and
•any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until you exercise your warrants to purchase our debt securities, preferred stock or common stock, you will not have any rights as a holder of our debt securities, preferred stock or common stock, as the case may be, by virtue of your ownership of warrants.

PLAN OF DISTRIBUTION

We may sell the securities pursuant to this prospectus and any accompanying prospectus supplement in and outside the United States (1) through underwriters or dealers; (2) directly to purchasers, including our affiliates and stockholders, or in a rights offering; (3) through agents; or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•the terms of the offering;
•the names of any underwriters, brokers, dealers or agents;
•the name or names of any managing underwriter or underwriters;
•the purchase price or public offering price of the securities;
•the net proceeds to us from the sale of the securities;
•any delayed delivery arrangements;
•any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•any discounts or concessions allowed or reallowed or paid to dealers;
•any commissions paid to agents; and
•any securities exchange or market on which the securities may be listed.

The distribution of the securities may be effected from time to time in one or more transactions at prevailing market prices by us directly or through a designated agent, including sales made directly or through the facilities of the NASDAQ or any other securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities offered by a prospectus supplement if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Arrangements

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing Arrangements

Offered securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters within the meaning of the Securities Act in connection with the securities remarketed.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

Certain legal matters in connection with the offered securities will be passed upon for us by Thompson & Knight LLP, Houston, Texas. Any underwriters, dealers or agents will be advised about other issues relating to any offering by their own legal counsel.
EXPERTS

The consolidated financial statements and the related financial statement schedule of Mitcham Industries, Inc. as of January 31, 2020, and 2019 and for each of the three years in the period ended January 31, 2020, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s going concern uncertainty) given upon their authority as experts in accounting and auditing.